Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated April 9, 2020 with respect to the consolidated financial statements of Adgero Biopharmaceuticals Holdings, Inc. and Subsidiary, which are included in the Current Report on Form 8-K/A of Kintara Therapeutics, Inc. filed August 24, 2020,.

/s/ Rosenberg Rich Baker Berman & Company

Somerset, New Jersey

August 24, 2020